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                                                                     EXHIBIT 3.2



                             ARTICLES OF CORRECTION
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             ECO SOIL SYSTEMS, INC.
                          UNDER SECTION 21-2007 OF THE
                            BUSINESS CORPORATION ACT

         WE, THE UNDERSIGNED, Douglas M. Gloff and Jeffrey A. Johnson, being, respectively, the President and Secretary of Eco Soil Systems, Inc., for the purpose of correcting the inadvertent omission from the Amended and Restated Articles of Incorporation of language providing for staggering the terms of directors in accordance with Section 21-2083 of the Business Corporation Act, hereby certify that:

         1.  The name of the Corporation is Eco Soil Systems, Inc.

         2. The Amended and Restated Articles of Incorporation of the Corporation were filed with the Secretary of State on January 22, 1997.

         3. Said Amended and Restated Articles of Incorporation were adopted at a special meeting of shareholders held on December 6, 1996 at which a quorum was present. The Officer's Certificate with respect to the vote on the Amended and Restated Articles of Incorporation correctly stated that the number of outstanding shares of Common Stock entitled to vote on the Amended and Restated Articles of Incorporation was 6,564,166, but incorrectly stated that the number of votes indiputably represented at the special meeting was 6,564,166 and that the number of votes cast in favor of adopting the Amended and Restated Articles of Incorporation was 6,564,166. The number of votes indiputably represented at the special meeting actually was 3,821,452, and the number of votes cast in favor of adopting the Amended and Restated Articles of Incorporation actually was 3,814,952.

         4. Article VIII of the Corporation's original Articles of Incorporation (filed October 14, 1987) stated:

                  "The affairs of the Corporation shall be conducted by a Board of Directors, the number of which shall be set by the Stockholders of the Corporation. The Directors shall elect officers of the Corporation, including but not limited to a President, a Secretary, and a Treasurer. The Directors shall be elected by the Stockholders and shall hold office for one year or until their successors are elected and qualified."

         5. At a special meeting of the Corporation's shareholders held on December 6, 1996, the shareholders approved a proposal "To approve the classification of directors of the Company into three classes with staggered terms of three years each." As noted above, 3,821,452 of the 6,538,590 shares of Common Stock eligible to vote at the special meeting were present. Of such number of shares present at the meeting, 3,814,952 were voted in favor of the proposal for the classification of directors, with no votes against, and 6,500 abstaining. In connection with the action taken by shareholders at the special meeting, Article VIII of the Articles of Incorporation was amended and restated to delete the last sentence thereof, which provided for one-year terms for Directors. But for an omission by the Corporation, Article VIII (Article 8 of the Amended and Restated Articles of



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Incorporation) would have been further revised to include language specifically providing for staggered terms for Directors. Inasmuch as the omission of such language from Article 8 of the Amended and Restated Articles of Incorporation was inadvertent and a mistake, Article 8 is corrected to read in its entirety as follows:

                  "The affairs of the Corporation shall be conducted by a Board of Directors, the number of which shall be set by the Shareholders of the Corporation. The Directors shall elect officers of the Corporation, including but not limited to a President, a Secretary, and a Treasurer. The Directors of the Corporation shall be divided into three classes, as nearly equal in number as reasonably possible, to serve for staggered terms of three years, except that one initial class of directors will hold office for a two-year term and one initial class will hold office for a one-year term. Each Director shall hold office until the annual meeting of Shareholders held three years after such Director's election or until the Shareholders have elected directors by consent in writing without a meeting and until such Director's successor is elected and qualified or until such Director's earlier death, resignation or removal."

                  IN WITNESS WHEREOF, we have signed and subscribed these Articles of Correction on the 24th day of April, 1997, and we affirm the statements contained herein as true under penalty of perjury.


                                        /s/ DOUGLAS M. GLOFF
                                        ----------------------------------------
                                        Douglas M. Gloff
                                        President


                                        /s/ JEFFREY A. JOHNSON
                                        ----------------------------------------
                                        Jeffrey A. Johnson
                                        Secretary